UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) November 29, 2006

Commission File Number 0-11695

APEX RESOURCES GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

UTAH	87-0403828
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

299 South Main, Suite 1300, Salt Lake City, Utah
(Address of principal executive offices)

84111
(Zip Code)

(801) 534-4450
(Registrant's Executive Office Telephone Number)

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On November 29, 2006, the Company terminated seven subscription agreements for a total of 18,000,000 shares at varying amounts, ranging from $0.05 to $0.20 per share for a total of $2,450,000.00. The agreements that were terminated were subscription agreements with Roger Reynolds for 2,000,000 shares entered into on November 22, 2004, Global Capital SA for 3,000,000 shares and Nevada Holdings for 3,000,000 shares entered into on November 29, 2004, Redwood Management, Ltd. for 2,500,000 shares and Network Capital Group, Inc. for 2,500,000 shares entered into on December 8, 2004 and Royce Enterprises, Ltd. for 2,500,000 shares and Spectrum Financial Corp. for 2,500,000 shares entered into on December 22, 2004.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On November 29, 2006, the Company issued 2,780,450 restricted common shares to Olympus Capital Group Inc. These shares were issued to retire debts of $21,869.14 owed to Global Capital Group, and $5,935.36 owed to Olympus Capital Group, Inc. The debts were first incurred when the Company received from Global Capital Group a cash loan totaling $21,869.14 and a cash loan from Olympus Capital Group, Inc., totaling $5,935.36. At the request of Global Capital the shares where issued to Olympus Capital Group, Inc. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. The transaction by the Company did not involve any public offering.

On November 29, 2006, the Company issued 4,200,000 restricted common shares to Navigator Capital Inc., 1,991,667 restricted common shares to Michael Gill Enterprises, 2,100,000 restricted common shares to Chicago Management Corp. and 1,050,000 restricted common shares to Siam Oceanic Fund Ltd.

The 4,200,000 restricted common shares of our restricted common stock issued to Navigator Capital Inc. were issued to retire a $42,000 loan made to the Company by Global Capital. At the request of Global Capital the shares where issued to Navigator Capital, Inc.

1,991,667 restricted common shares where issued to Michael Gill Enterprises to retire a $19,917 loan made to the Company by Michael Gill Enterprises. 2,100,000 restricted common shares where issued to Chicago Management Corp. to retire a $21,000 loan made to the Company by Chicago Management Corp., a non related party. The debt was incurred for investor relations services rendered to the Company. 1,050,000 restricted common shares where issued to Siam Oceanic Fund Ltd. to retire a $10,500 loan made the Company by Siam Oceanic Fund Ltd., a non related party.

The shares issued to Navigator Capital, Inc, Michael Gill Enterprises, Chicago Management Corp. and Siam Oceanic Fund, Ltd. were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided under regulations for securities issued to foreign investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

APEX RESOURCES GROUP, INC.

Date: February 7, 2007	By:	/s/ John R. Rask
John R. Rask, President